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PRO FAC LOGO                                            Exhibit 99.1

                                                        Contacts:
                                                        Kevin Murphy
                                                        585-218-4210


                      PRO-FAC ANNOUNCES FISCAL 2004 RESULTS

Rochester, N.Y., September 23, 2004...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-K for the fiscal year ended June 26, 2004 today with the Securities and Exchange Commission. The Form 10-K among other things includes Pro-Fac's financial results for fiscal 2004.

For the fiscal year ended June 26, 2004, Pro-Fac had net income of $9.1 million. This consisted primarily of income recognized from Birds Eye Holdings, LLC, and the proceeds of termination payments as part of the terms of the termination agreement between Pro-Fac and Birds Eye Foods.

This press release may contain predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, the impact of weather on the volume and quality of raw products, the impact of strong competition in the food industry, including competitive pricing, and the impact of changes in consumer demand. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 26, 2004, as well as other reports and information filed by Pro-Fac with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.